INFORMATION CIRCULAR

for the

ANNUAL GENERAL MEETING

of

WHITE KNIGHT RESOURCES LTD.

to be held on
DECEMBER 12, 2003

INFORMATION CIRCULAR

WHITE KNIGHT RESOURCES LTD. Suite 922, 510 West Hastings Street Vancouver, British Columbia V6B 1L2

(all information as at November 7, 2003 unless otherwise noted)
PERSONS MAKING THE SOLICITATION

This Information Circular is furnished in connection with the solicitation of proxies being made by the management of White Knight Resources Ltd. (the "Company") for use at the Annual General Meeting of the Company's shareholders (the "Meeting") to be held on December 12, 2003 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company.

All costs of this solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors or officers of the Company. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER'S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER FORM OF PROXY. A Proxy will not be valid unless the completed, dated and signed form of proxy is delivered to Pacific Corporate Trust Company, of 10th Floor, 625 Howe Street, Vancouver, British Columbia V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, or is delivered to the Chair of the Meeting prior to the commencement of the Meeting.

A shareholder who has given a Proxy may revoke it by an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, at Suite 1400, 1055 West Hastings Street, Vancouver, British Columbia V6E 2E9, at any time up to and including the last business day preceding the day of the Meeting or any adjournment of it or to the Chair of the Meeting on the day of the Meeting or any adjournment of it.

A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation. EXERCISE OF DISCRETION

If the instructions in a Proxy are certain, the shares represented thereby will be voted on any poll by the persons named in the Proxy and, where a choice with respect to any matter to be acted upon has been specified in the Proxy, the shares represented thereby will, on a poll, be voted or withheld from voting in accordance with the specifications so made.

Where no choice has been specified by the shareholder, such shares will, on a poll, be voted in accordance with the notes to the form of Proxy.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the persons appointed proxyholders thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at the date hereof, the Company has issued and outstanding 35,364,678 fully paid and non-assessable Common shares without par value, each share carrying the right to one vote. The Company has no other classes of voting securities.

Any shareholder of record at the close of business on November 6, 2003 who either personally attends the Meeting or who has completed and delivered a Proxy in the manner, subject to the provisions described above, shall be entitled to vote or to have such shareholder's shares voted at the Meeting.

To the best of the knowledge of the directors and senior officers of the Company, there are no persons who, or corporations which, beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company.

EXECUTIVE COMPENSATION

Set out below are particulars of compensation paid to the following person (the "Named Executive Officer"):

(a)

the Company's chief executive officer;

(b)

each of the Company's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $100,000 per year; and

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year.

As at June 30, 2003 the end of the most recently completed fiscal year of the Company, the Company had two Named Executive Officers, John M. Leask, the President, Chairman and Chief Financial Officer and a director of the Company, and Robert G. Cuffney, Vice President-Exploration.

Summary of Compensation

The following table is a summary of compensation paid to the Named Executive Officer for each of the Company's three most recently completed fiscal years.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
				Other Annual	Securitie s Under Options/	Restricted Shares or		All
Name	Fiscal			Compen-	SAR's(1)	Restricted	LTIP(2)	Other
and Position of	Year		Bonus	sation	Granted	Share	Pay-Outs	Compen-
Principal	Ending	Salary ($)	($)	($)	(#)	Units (#)	(#)	sation
Robert G. Cuffney	2003	Nil	Nil	$108,736	300,000	Nil	N/A	Nil
Vice President,	2002	Nil	Nil	$95,695	250,000	Nil	N/A	Nil
Exploration	2001	Nil	Nil	$106,344	200,000	Nil	N/A	Nil
John M. Leask,(3)	2003	Nil	Nil	$24,000(3)	750,000	Nil	N/A	Nil
President and	2002	Nil	Nil	$31,857(3)	530,000	Nil	N/A	Nil
Chairman	2001	Nil	Nil	$24,000(3)	630,000	Nil	N/A	Nil

"SAR" or "stock appreciation right" means a right granted by the Company, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities of the Company.

"LTIP" or "long term incentive plan" means any plan that provides compensation intended to serve as incentive for performance to occur over a period of longer than one financial year, but does not include option or stock appreciation right plans or plans to compensation through restricted shares or restricted share units.

These monies were paid to Rangefront Exploration Corp., a B.C. private company controlled by Mr. Leask. Direct Remuneration

During the most recently completed fiscal year, the aggregate direct remuneration paid to all directors and senior officers of the Company, as a group was $195,736.

Long-Term Incentive Plans in The Most Recently Completed Fiscal Year

The Company has no long-term incentive plans in place and therefore there were no awards made under any long-term incentive plan to the Named Executive Officers during the Company's most recently completed fiscal year. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year, other than a plan for options, SARs (stock appreciation rights) or restricted share compensation.

Options/SARs Granted During The Most Recently Completed Fiscal Year

During the most recently completed fiscal year, the following incentive stock options were granted to the Named Executive Officers. No SARs (stock appreciation rights) were granted during this period.

Name	Date of Grant	Securitie s Under Options/ SARs Granted (#)	Exercise or Base Price ($/ Security)	% of Total Options/SARs Granted to Employees in Fiscal year	Market Value of Securities Underlying Options on the Date of Grant ($/Security (1) )	Expiration Date
Robert G. Cuffney	Jan 23/03	75,000	$0.23	12.24%	$0.23	Jan 23/08
John M. Leask	Jan 23/03	357,500	$0.23	58.37%	$0.23	Jan 23/08

(1) Calculated as the closing price of the Company's shares on the TSX Venture Exchange on the date of grant.

Aggregated Option/SAR Exercises During the Most Recently Completed Fiscal Year and Fiscal Year End Option/SAR Values

The following table sets out incentive stock options and stock appreciation rights exercised by the Named Executive Officers during the most recently completed fiscal year as well as the fiscal year end value of stock options and stock appreciation rights still held by the Named Executive Officers. During this period, no outstanding SARs were held by the Named Executive Officers.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable / Unexercisable(2)
Robert G. Cuffney	Nil	Nil	300,000/Nil	$9,000/Nil
John M. Leask	137,500	13,750	750,000/Nil	$15,700/Nil

Based on the difference between the option exercise price and the closing market price of the Company's shares, on the date of exercise.

In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing price of the Company's shares on the TSX Venture Exchange on June 30, 2003 (i.e. fiscal year end) was $0.14.

Aggregated Option Grants and Exercises of Directors and Senior Officers During the Most Recently Completed Fiscal Year

Since the beginning of the Company's most recently completed fiscal year, the following options and other rights to purchase securities of the Company were granted to the directors and senior officers of the Company as a group:

Date of Grant	No. of Options	Expiry Date	Exercise Price	Consideration Received for the Grant	Price Range of the Common Shares for the 30 Days Preceding the Grant
Jan 23/03	1,147,500	Jan 23/08	$0.23	Nil	$0.14/$0.25

Since the beginning of the Company's most recently completed fiscal year, the following options and other rights to purchase securities of the Company were exercised by the directors and senior officers of the Company, as a group:

Number of Common Shares Purchased	Purchase Price	Price Range of the Common Shares for the 30 Days Preceding the Grant
312,500	$0.10	$0.06/$0.10

Option and SAR Repricings

There were no options or freestanding SARs held by the Named Executive Officers that were repriced downward during the most recently completed fiscal year end of the Company.

Pension Benefits

Neither the Company nor any of its subsidiaries currently has a pension benefits arrangement under which the Company or any of its subsidiaries has made payments to the directors and senior officers of the Company during its most recently completed fiscal year or intends to make payments to the Company’s directors and senior officers upon their retirement (other than the payments set out above and those made, if any, pursuant to the Canada Pension Plan or any government plan similar to it).

Other Benefits

No remuneration was paid (other than the payments set out above and those made pursuant to the Canada Pension Plan or any government plan similar to it and payments to be made for, or benefits to be received from, group life or accident insurance, group hospitalization or similar group benefits or payments) during the Company’s most recently completed fiscal year to the directors and senior officers of the Company, as a group, directly or indirectly, by the Company or any of its subsidiaries pursuant to any existing plan or arrangement. The Company and its subsidiaries do not propose to make payments, directly or indirectly, in the future to the directors and senior officers of the Company, as a group pursuant to such a plan or arrangement.

Termination of Employment, Change in Responsibilities and Employment Contracts

There are no compensatory plans or arrangements with respect to the Named Executive Officers resulting from the resignation, retirement or other termination of employment or from a change of control of the Company.

Compensation of Directors

Compensation for the Named Executive Officers has already been disclosed above. No cash compensation was paid to any director of the Company for the director's services as a director during the fiscal year ended June 30, 2003. In addition, the Company paid an aggregate of $15,000 to Cerro Rico Management Corp., a private B.C. company controlled by Megan Cameron-Jones, a director of the Company, for administrative and secretarial services. The Company paid or accrued an aggregate of $24,000 to Rand Edgar Investment Corp., a private B.C. company, owned, as to 50% by Brian D. Edgar, a director of the Comp any, for management advisory services. The Company paid or accrued an aggregate of $10,000 to Eagle Putt Ventures Inc., a private B.C. company controlled by Gordon P. Leask, for management advisory services and $2,000 for technical services during the period in which Mr. Leask served as Director.

The Company has no standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of TSX Venture Exchange. During the most recently completed financial year, the Company granted incentive stock options to purchase an aggregate 1,072,500 common shares to directors.

MANAGEMENT CONTRACTS

Management functions of the Company are substantially performed by directors or senior officers of the Company and not, to any substantial degree, by any other person with whom the Company has contracted.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as disclosed herein, since the commencement of the last completed fiscal year, no insider of the Company, nominee for director, or any associate or affiliate of an insider or nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. For the purpose of this paragraph, "Person" shall include each person: (a) who has been a director, senior officer or insider of the Company at any time since the commencement of the Company's last fiscal year; (b) who is a proposed nominee for election as a director of the Company; or (c) who is an associate or affiliate of a person included in subparagraphs (a) or (b).

NUMBER OF DIRECTORS

Management of the Company is seeking shareholder approval of an ordinary resolution setting the number of directors of the Company at four for the ensuing year. The shareholders will be requested at the Meeting to pass the following ordinary resolution:

"IT IS HEREBY RESOLVED, AS AN ORDINARY RESOLUTION, THAT the number of directors be set at four."

ELECTION OF DIRECTORS

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as management's nominees. Management does not contemplate that any of these nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting of the Company or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the Articles of the Company or with the provisions of the Company Act (British Columbia) ("Company Act").

The following table sets out the names of management's nominees for election as directors, the country in which each is ordinarily resident, all offices of the Company now held by each of them, their principal occupations, the period of time for which each has been a director of the Company, and the number of common shares of the Company or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

Name, Resident Country, Position(s) with Company(1)	Occupation(2)	Date(s) Served as a Director	Common Shares Held (3)
John M. Leask(4) Canada Chairman of the Board, President and Director Brian D. Edgar(4) Canada Director Gordon P. Leask(4) Canada Director Megan Cameron-Jones Canada Director

Professional Geological Engineer

Principal of Rand Edgar Investment

Corporation, an investment company

located in Vancouver, B.C. since 1992,

President of Sisu Enterprises Co. Inc.

since May 2003.

Professional Geological Engineer

President of Cerro Rico Management

Corp., self-owned management company;

Director of Mansfield Minerals Inc.

		Since Dec 16, 1994 Since Feb 22, 1996 Since Jan 23, 2003 Since Dec 20, 1996	1,281,565 directly 231,947 indirectly 1,321,000 1,600,232 directly 1,142,609 indirectly 392,019 directly

Unless otherwise stated above, any nominees named above not elected at the last annual general meeting has held the principal occupation or employment indicated for at least five years.

For the purposes of disclosing positions held in the Company, "Company" includes the Company and any parent or subsidiary thereof.

The information as to country of residence, principal occupation and number of shares beneficially owned by the nominees (directly or indirectly or over which control or direction is exercised) is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

Members of the Company's Audit Committee.

The Company does not have an executive committee.

The Company's Board of Directors does not contemplate that any of its nominees will be unable to serve as a director. If any vacancies occur in the slate of nominees listed above before the Meeting, then the proxyholders named in the accompanying form of proxy intend to exercise discretionary authority to vote the shares represented by proxy for the election of any other persons as directors.

An Advance Notice of Meeting inviting nominations for election as directors, as required by s.111 of the Company Act, was published in The Province, a Vancouver, British Columbia newspaper, on October 15, 2003. Copies of such Advance Notice of Meeting were, on that date, delivered to the British Columbia Securities Commission, Alberta Securities Commission and the TSX Venture Exchange pursuant to the regulation under the Company Act.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS

Other than routine indebtedness, no director or senior officer or proposed nominee for election as a director of the Company, or any associate or affiliate of any such director, senior officer or proposed nominee, is or has been indebted to the Company or any of its subsidiaries, or to any other entity that was provided a guarantee other similar arrangement by the Company or any of its subsidiaries in connection with the indebtedness, at any time since the beginning of the most recently completed fiscal year of the Company.

APPOINTMENT AND REMUNERATION OF AUDITOR

Shareholders will be asked to approve the appointment of Davidson & Company, Chartered Accountants, as the auditor of the Company to hold office until the next annual general meeting of the shareholders at a remuneration to be fixed by the directors. The auditor was first appointed on December 16, 1994.

OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

SPECIAL BUSINESS Amendment of Stock Option Plan

In November 2002, the Board approved the establishment of an incentive stock option plan of the Company dated November 4, 2002 (the "Plan") to allow the Company to grant incentive stock options to its directors, officers, employees and consultants. The Plan was approved by the shareholders of the Company at the 2002 annual general meeting of shareholders of the Company.

As of the date herein, the Company has reserved 5,756,230 common shares in the capital of the Company for issuance pursuant to the Plan. Since the Plan was established, options to purchase 3,452,000 common shares have been granted under the Plan, of which 422,000 have been exercised leaving 3,030,000 common shares outstanding.

Subject to regulatory approval, the Company would like to amend the Plan, to increase the maximum number of common shares issuable under the Plan from 5,756,230 to 7,072,935, in order to maintain an adequate pool of common shares under the Plan to enable the Company to attract and retain personnel of the highest calibre.

The policies of the TSX-VN require that any increase in the maximum number of common shares issuable under the Plan be approved by the affirmative vote of a majority of the votes cast at the Meeting, other than the 6,227,372 votes attaching to the common shares beneficially owned by the insiders of the Company to whom the options may be granted pursuant to the Plan, or their associates.

Shareholder Approval of an Amendment to the Stock Option Plan

The shareholders of the Company will be requested at the Meeting to approve an amendment to the Stock Option Plan by passing the following ordinary resolution, which requires an affirmative vote of a majority of the votes cast by disinterested shareholders at the Meeting:

"WHEREAS the shareholders of the Company will be requested to approve an amendment to the stock option plan;

AND WHEREAS the directors and officers wish to secure such general and specific approvals for the amendment to the stock option plan as may be required by the TSXVenture Exchange;

IT IS HEREBY RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.

 the amendment to the stock option plan of the Company dated November 4, 2002, as amended (the "Plan") to increase the maximum of common shares available for issuance under the Plan from 5,756,230 to 7,072,935, be approved; and

2.

 the Company be authorized to abandon or terminate all or any part of the amendment of the Plan if the Board of the Company deems it appropriate and in the best interests of the Company to do so; and

3.

 any one or more of the directors and officers of the Company be authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents and other writings, including treasury orders, stock exchange and securities commissions forms, as may be required to give effect to the true intent of this resolution."

Director Discretion

The directors of the Company reserve the right to abandon the transactions contemplated in the "Amendment of the Stock Option Plan" resolution should they deem it appropriate and in the best interest of the Company to do so.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this information circular have been approved, and the delivery of it to each member of the Company entitled thereto and to the appropriate regulatory agencies has been authorized by the Board of Director of the Company.

CERTIFICATE

The foregoing contains no untrue statement of material fact (as defined in the Securities Act (Alberta)) and does not omit to state a material fact that is required to be stated or that is necessary to make a statement contained herein not misleading in the light of the circumstances in which is way made.

DATED this 7th day of November, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

OF WHITE KNIGHT RESOURCES LTD.

“John Leask”

“Megan Cameron-Jones”

John M. Leask, Chairman of the Board,

Megan Cameron-Jones,

President and Director

Director